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                                                                  EXHIBIT (e)(7)

Exhibit (e)(7) Form of Amendment Number Two to the Collateral Assignment Split-Dollar Insurance Agreement by and between the Company and each of Thomas J. Snyder, J. Timothy Gargaro, Joseph P. Felicelli, Richard L. Stanley, Susan E. Goldy and Roderick English.

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     THIS AMENDMENT NUMBER ONE is hereby executed on behalf of Delco Remy
International, Inc. ("Employer") and _______, effective as specifically provided herein.

                            PRELIMINARY INFORMATION
                            -----------------------

     Effective as of August 1, 2000, the Employer and ______ entered into an agreement entitled Collateral Assignment Split-Dollar Insurance Agreement ("Agreement"). The Employer and ______ reserved the right to amend the Agreement pursuant to Section 19 of the Agreement and now desire to amend the Agreement.

     The Agreement is hereby amended as follows, effective as of January ______, 2001.

1. The second and third paragraphs of Section 5 of the Agreement, regarding premium payments, are hereby amended to be and read as follows and the fourth paragraph of Section 5 of the Agreement shall be deleted in its entirety:
2.
     "In the event of a Change in Control in which the Employer will not be the surviving or successor entity immediately following the Change in Control, the surviving or successor entity shall continue the Agreement and shall assume all obligations thereunder. In addition, if the Board of Directors of the Employer determines in good faith that the Change in Control and any related or then contemplated financing transaction will impair in any material respect the financial condition or creditworthiness of the Employer (or other surviving or successor entity), the Employer (or other surviving or successor entity) shall as soon as possible, but in no event later than thirty (30) days after the Change in Control, implement and pay into an irrevocable grantor trust an amount equal to the present value of the remaining unpaid premiums due on the Policy deemed necessary to provide the benefit due as of the date of the Change in Control in a manner consistent with original projections, with adjustments made in order to take into consideration changes in assumptions such as benefit amount and interest rates earned on the Policy. In determining the amount necessary under this provision, the Employer (or the surviving or successor entity) shall use reasonable assumptions, based on then current economic and financial factors. To the extent that the Employer does not survive the Change in Control, the surviving or successor entity shall be responsible for implementing and making such payments to the grantor trust, if otherwise required to be implemented pursuant to the requirements of this Section. The assets of such trust shall remain subject to the claims of the Employer's or the surviving or successor entity's general
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     creditors in the event of the Employer's or the surviving or successor entity's insolvency or bankruptcy, as applicable.

     For purposes of this Section, a "Change in Control" shall mean the
                          -------
     occurrence of any of the following events:

     (i) the purchase or other acquisition by any single Person, entity or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions) other than Citicorp Venture Capital Ltd. ("Citicorp"), or an Affiliate (as defined herein) thereof, or a group of Persons (within the meaning of Section 13(d) or 14(d) of the Exchange Act) of which Citicorp is a member, or an employee benefit plan established or maintained by the Employer or any Affiliate thereof, of shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock or other voting securities of the Employer, if immediately following such purchase or other acquisition, such single Person, entity or group would be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of either (A) the outstanding shares of common stock of the Employer or (B) the combined voting power of the Employer's then outstanding voting securities (assuming, in the case of securities convertible into or exchangeable or exercisable for other securities, the conversion or exchange thereof); or

     (ii) except in the case of a transaction with Citicorp or an Affiliate thereof, (a) the Employer's reorganization, merger, or consolidation with or into another corporation or entity unless pursuant to such transaction the holders of the Company's voting stock immediately prior to such transaction own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity immediately after such transaction; (b) the sale or other disposition, in one or a series of transactions, of all or substantially all of the Employer's assets; or (c) the approval by the shareholders of the Employer of a plan of liquidation, dissolution or winding up of the Employer.

     For purposes of this Section, an "Affiliate" any Person means any other
                          -------
     Person directly or indirectly controlling, controlled by or under common control with the specified Person. 'Control' when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The words "controlling" and "controlled" shall have corresponding meanings. The term "Affiliate" shall include, without limitation, any Person who beneficially owns voting securities of any other Person or rights or warrants to purchase such voting securities (whether or not currently exercisable), representing 10% or more of the total voting power of the voting securities of such other Person, and any Person who would be an Affiliate of any such

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     beneficial owner pursuant to this paragraph. For purposes hereof, with respect to Citicorp, the term "Affiliate" shall include, without limitation, any limited partnership, limited liability company or other investment vehicle that is sponsored or managed (whether through the ownership of securities having a majority of the voting power, as a general partner or through the management of investments) by Citicorp or its Affiliates (defined without giving effect to this clause) or present or former employees of Citicorp or its Affiliates.

     For purposes of this Section, "Person" means any other 'Person' means any
                          -------
     individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government, or any agency or political subdivision thereof or any other entity."

     2.  In all other respects, the Agreement shall be and remain unchanged.

     Dated this _______ day of _________________, 2001.

                              DELCO REMY INTERNATIONAL, INC.

                              By: _________________________________

                              Title: ________________________________



                              By: _________________________________
                                  _______________________________

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